Exhibit 99.1

Apifiny Group Inc., a Cross-Exchange Global Digital Asset Trading Platform,

Announces Plans to List on NASDAQ via Merger with Abri SPAC I, Inc.

●	Apifiny Group Inc. a blockchain technology company focused on developing a global trading network for the digital assets sector, announced its intention to go public through a merger with Abri SPAC I, Inc. (Nasdaq: ASPA, ASPAW, ASPAU), a special purpose acquisition company.

●	Apifiny aims to unify the fragmented global digital asset trading markets and to empower institutional investors with a seamless global marketplace and trading platform.

●	The business combination of Apifiny and Abri has a pro forma enterprise value at signing of approximately $530 million at $10 per share, which includes $57 million from Abri’s cash-in-trust account.

●	Apifiny stockholders will roll 100% of their equity into the combined company.

●	There is no minimum cash requirement.

●	Access to capital markets will enable Apifiny to accelerate growth and enhance its unique technology base offering.

●	Transaction is expected to close in Q3 2022

New York, NY–January 27, 2022 – Apifiny Group Inc. (“Apifiny”), a global cross-exchange digital asset trading network based in New York, today announced that it has entered into a definitive business combination agreement with Abri SPAC I, Inc. (NASDAQ: ASPAU, “Abri”), a special purpose acquisition company, that will result in Apifiny becoming a publicly traded company on the Nasdaq stock market.

The transaction is expected to close in Q3 2022 and is subject to approval by Abri stockholders and other customary closing conditions, including regulatory approvals. The Boards of both Apifiny and Abri have unanimously approved the proposed transaction.

Founded in 2018, Apifiny has developed a unique ecosystem that connects highly fragmented digital asset trading markets (from trading to clearing and settlement) into a single global platform. This increases stability, continuity and reduces disruption in the digital asset marketplace. Apifiny securely connects dozens of digital marketplaces around the world through its single application programming interface (“API”), hence providing institutional traders immediate access to the optimal market-clearing prices and global liquidity for trading Bitcoin and other cryptocurrencies.

To date, Apifiny has partnered with over 20 of the top 100 global digital asset exchanges by trading volume, including Huobi Global, OKEx, Kucoin, OKCoin and Blockchain.com’s exchanges, amongst others. The merger will enable Apifiny to accelerate growth, continue developing advanced blockchain and crypto technology solutions, and enhance regulatory transparency as a public company, all of which is expected to enhance capabilities and customer trust.

Apifiny will be supported by a strong board within the public service, financial advisory, and technology sectors, including:

●	Tim Murphy, former Deputy Director of the Federal Bureau of Investigation (FBI).

●	Laurence Charney, former partner of Ernst & Young.

●	Samuel Shen, CEO of Vnet Group, former President of JD Cloud and former chairman of the Microsoft Asia-Pacific Technology Group.

●	Mads Jensen (Board Nominee), Associate Professor in Finance at Copenhagen Business School and Founding Partner at Jentzen & Partners, a consultancy group. Former head of wealth management at Danske Bank Group.

●	Denis Duncan (Board Nominee), EVP and CFO at CapStar Financial Holdings, Inc. Former Senior US Banking & Capital Markets Partner at PWC LLC.

“Today’s merger is a significant milestone toward creating value for our shareholders and one that will help accelerate our growth, as well as growth of digital asset markets,” said Haohan Xu, Founder and Chief Executive Officer at Apifiny. “We are proud to be joining forces with Abri, a team that brings years of capital markets expertise and experience operating and running both public and private companies. Together, we intend to create one unified global market for digital assets,” he added.

Jeffrey Tirman, Chairman and Chief Executive Officer of Abri, added, "We are very pleased to support Apifiny’s transition to the public markets where our combined impact can accelerate value for our shareholders.  Our team shares Apifiny’s vision that together we can meaningfully take steps to shape digital asset trading and the future of digital asset markets.”

Transaction Terms

The pro forma enterprise value of the combined company is approximately $530 million, including the contribution of up to $57 million of cash held in Abri’s trust account, subject to redemptions. The transaction is subject to approval by the shareholders of Apifiny and Abri, respectively, and the satisfaction of the closing conditions set forth in the Merger Agreement. The Board of Directors of Apifiny and Abri, respectively, have unanimously approved the transaction.

The proposed business combination contemplates that Apifiny stockholders will roll 100% of their equity into the combined company. Abri and Apifiny have each agreed that the combined company will satisfy all Nasdaq listing requirements at the close of the business combination and no specific minimum cash requirement exists.

All cash remaining on Abri’s balance sheet at the closing of the transaction, after paying off transaction expenses, is expected to remain on Apifiny Group Inc.’s balance sheet for working capital, growth and other general corporate purposes. The transaction is expected to close in the third quarter of 2022.

Additional information about the proposed merger, including a copy of the merger agreement and other material documentation will be filed by Abri with the United States Securities and Exchange Commission (the "SEC") and available at www.sec.gov. In the coming days, Abri will file an S-4 registration statement with the SEC, which will contain a proxy statement/prospectus, with the SEC in connection with the business combination.

Advisors

Chardan is acting as M&A and Capital Markets advisor.

Mayer Brown is acting as legal counsel to Apifiny. Loeb & Loeb is acting as legal counsel to Abri.

About Apifiny

Apifiny is a global cross-exchange digital asset trading network for institutions. The company’s vision is to create one, global trading marketplace for digital assets. Apifiny aims to deliver institutional-grade performance to digital asset traders through seamless connection with global digital asset exchanges and infrastructure providers. With one account and one API, Apifiny Connect gives institutional traders the flexibility to trade directly on global centralized exchanges at a discounted cost. Apifiny HEX (Hybrid Exchange) is designed to provide the digital asset community with a better centralized and decentralized trading experience, including zero taker fees, global price discovery and predictable liquidity from automated market making (“AMM”) and global centralized exchanges. Apifiny also empowers institutional traders with market data and the ability to achieve tighter spreads, higher fill rates and improved capital utilization. Headquartered in New York City, Apifiny is a regulated trading platform with institutional-grade security and compliance. For more information, visit https://www.apifiny.com/.

About Abri SPAC I, Inc.

Abri is a blank check company formed for the purpose of effecting a business combination with one or more businesses. Although there was no restriction or limitation on what industry or geographic region its targets operated in, Abri pursued prospective targets that provide technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry. For more information, visit https://abri-spac.com/

Important Information About the Merger and Where to Find It

In connection with the proposed Merger, Abri intends to file preliminary and definitive proxy statements with the SEC. The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of Abri as of the record date established for voting on the proposed Merger and will contain important information about the proposed Merger and related matters. Stockholders of Abri and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with Abri’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed Merger because the proxy statement will contain important information about Abri, Apifiny and the proposed Merger. When available, the definitive proxy statement will be mailed to Abri’s stockholders as of a record date to be established for voting on the proposed Merger. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Abri SPAC I, Inc., 9663 Santa Monica Blvd., No 1091, Beverly Hills, CA 90210, telephone: (424) 732-1021.

Participants in the Solicitation

Abri, Apifiny and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Abri’s stockholders in connection with the Merger. Abri’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Abri in Abri’s final prospectus filed with the SEC on August 11, 2021 in connection with Abri’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Abri’s stockholders in connection with the proposed Merger will be set forth in the proxy statement for the proposed Merger when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed Merger will be included in the proxy statement that Abri intends to file with the SEC.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Abri or Apifiny, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, regarding Abri’s proposed Merger with Apifiny, Abri’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective managements of Abri and Apifiny and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Abri or Apifiny. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Merger, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Merger or that the approval of the stockholders of Abri or Apifiny is not obtained; failure to realize the anticipated benefits of Merger; risk relating to the uncertainty of the projected financial information with respect to Apifiny; the amount of redemption requests made by Abri’s stockholders; the overall level of consumer demand for Apifiny’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Apifiny’s customers; Apifiny’s ability to implement its business strategy; changes in governmental regulation, Apifiny’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Apifiny’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; stability of Apifiny’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 pandemic; the impact that global climate change trends may have on Apifiny and its suppliers and customers; Apifiny’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Abri’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect Abri’s or Apifiny’s financial results is included from time to time in Abri’s public reports filed with the SEC, as well as the preliminary and the definitive proxy statements that Abri intends to file with the SEC in connection with Abri’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed Merger. If any of these risks materialize or Abri’s or Apifiny’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Abri nor Apifiny presently know, or that Abri and Apifiny currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Abri’s and Apifiny’s expectations, plans or forecasts of future events and views as of the date of this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Abri and Apifiny anticipate that subsequent events and developments will cause their assessments to change. However, while Abri and Apifiny may elect to update these forward-looking statements at some point in the future, Abri and Apifiny specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Abri’s or Apifiny’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Media Contacts

Fusion PR

Diana Bost | diana.bost@fusionpr.com | +1.732.616.9643

Apifiny

Eric Doyle | eric@apifiny.com | +1.310.804.8228

Abri

Jeffrey Tirman | info@abriadv.com | +1.424.732.1021